The Putnam Fund for Growth and Income, October 31, 2013, Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		65,084
Class B	  	   644
Class C	  	   286
Class M		   311

72DD2

Class R	  	    40
Class R5			0
Class R6	  	   132
Class Y	  	   787

73A1

Class A		 0.233
Class B		 0.109
Class C		 0.113
Class M		 0.153

73A2

Class R		 0.191
Class R5        0.293
Class R6        0.311
Class Y		 0.274

74U1

Class A	    266,297
Class B	 	 5,143
Class C	   	 2,572
Class M	  	 1,931

74U2

Class R	  	   218
Class R5			1
Class R6	  	   967
Class Y	  	 2,360

74V1

Class A		 18.87
Class B		 18.52
Class C		 18.78
Class M		 18.71


74V2

Class R		 18.77
Class R5		 18.93
Class R6		 18.92
Class Y		 18.91

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.